Exhibit 99.1

News Release – April 27, 2017

CubeSmart Reports First Quarter 2017 Results:

FFO Per Share Grows 12.5%; Same-Store NOI Increases 6.0%

MALVERN, PA -- (Marketwired) – April 27,  2017 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three months ended March 31, 2017.

“Solid first quarter results have us well positioned as we enter the high-volume spring and summer rental season,” commented President and Chief Executive Officer Christopher P. Marr. “Our managed portfolio increased 12.7% during the quarter as third-party owners continue to recognize the benefit of using CubeSmart’s sophisticated operating platform to lease-up and manage their new stores. We remain focused on maximizing property level cash flow through operational excellence and disciplined capital allocation.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.36, representing a year-over-year increase of 12.5%.
•	Increased same-store (432 stores) net operating income (“NOI”) 6.0% year over year, driven by 5.4% revenue growth and a 4.1% increase in property operating expenses.
•	Same-store occupancy averaged 92.2% during the quarter, ending the quarter with same-store occupancy of 92.7%, a 50 basis point increase year over year.
•	Opened for operation one wholly-owned development property for a total investment of $9.7 million.

Funds from Operations

FFO, as adjusted, was $65.7 million for the first quarter of 2017, compared with $58.2 million for the first quarter of 2016. FFO per share, as adjusted, increased 12.5% to $0.36 for the first quarter of 2017, compared with $0.32 for the same period last year.

Investment Activity

Acquisition Activity

The Company did not acquire any stores during the first quarter of 2017 and currently has two properties under contract for $22.0 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. These agreements are structured as either purchases at completion of construction and issuance of certificate of occupancy (“C/O”) or as joint venture developments. During the first quarter of 2017, the Company opened for operation a wholly-owned development property in North Palm Beach, Florida for a total investment of $9.7 million.

As of March 31, 2017, the Company had four properties under contract to purchase at C/O for a total acquisition price of $61.1 million.  The stores are located in Illinois (2) and Florida (2). The purchase of the four properties is expected to occur at various times between the second and fourth quarters of 2017. These

First Quarter 2017	Page 1

acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all. Subsequent to March 31, 2017, the Company acquired one of the properties located in Illinois at C/O for $11.2 million.

As of March 31, 2017, the Company had six joint venture development properties and one wholly owned project under development. The Company anticipates investing a total of $311.2 million related to these projects and had invested $152.5 million of that total as of March 31, 2017. These stores are located in New York (5), Massachusetts (1), and Washington, D.C. (1). The seven projects are expected to open at various times between the second quarter of 2017 and the fourth quarter of 2018.

Third-Party Management

As of March 31, 2017, the Company’s third-party management program included 356 stores totaling 23.0 million square feet. During the quarter ended March 31, 2017, the Company added 44 stores to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at March 31, 2017 included 432 stores containing approximately 29.5 million rentable square feet, or approximately 89.6% of the aggregate rentable square feet of the Company’s 476 owned stores.  These same-store properties represented approximately 93.0% of property net operating income for the quarter ended March 31, 2017.

Same-store physical occupancy at period end for the first quarter of 2017 was 92.7%, compared with 92.2% for the same quarter of last year.  Same-store revenues for the first quarter of 2017 increased 5.4%, and same-store operating expenses increased 4.1% from the same quarter in 2016. Same-store net operating income increased 6.0%, as compared with the same period in 2016.

Operating Results

As of March 31, 2017, the Company’s total owned portfolio included 476 stores containing 32.9 million rentable square feet and had a physical occupancy of 90.7%.

Revenues increased $14.2 million and property operating expenses increased $4.7 million in the first quarter of 2017, as compared with the same period in 2016.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $1.4 million increase in same-store expenses and a $2.7 million of increased expenses associated with newly acquired stores.

Interest expense increased from $12.1 million during the three months ended March 31, 2016 to $13.6 million during the three months ended March 31, 2017, an increase of $1.5 million.  The increase is attributable to a higher amount of outstanding debt during the 2017 period, partially offset by lower interest rates during the 2017 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended March 31, 2017 increased approximately $339 million from the same period in 2016 from $1,285 million to $1,624 million. The weighted average effective interest rate on our outstanding debt decreased from 3.98% for the three months ended March 31, 2016 to 3.71% for the three months ended March 31, 2017.

First Quarter 2017	Page 2

The Company reported net income attributable to the Company’s common shareholders of $25.0 million, or $0.14 per common share, in the first quarter of 2017, compared with net income attributable to the Company’s common shareholders of $14.2 million, or $0.08 per common share, in the first quarter of 2016.

Financing Activity

During the quarter, the Company did not sell any common shares of beneficial interest through its “at-the-market” equity program (“ATM”). As of March 31, 2017, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

On April 4, 2017, the Operating Partnership issued $50.0 million of its 4.375% Senior Notes due 2023 (the “2023 Notes”) and $50.0 million of its 4.000% Senior Notes due 2025 (the “2025 Notes”). The 2023 Notes are part of the same series as the $250.0 million principal amount of 2023 notes that the Operating Partnership issued on December 17, 2013. The 2023 Notes were priced at 105.040% of the principal amount to yield 3.495% to maturity. The 2025 Notes are part of the same series as the $250.0 million principal amount of 2025 notes that the Operating Partnership issued on October 26, 2015. The 2025 Notes were priced at 101.343% of the principal amount to yield 3.811% to maturity. Net proceeds from the offerings were used to repay the Company’s unsecured term loan that was scheduled to mature in June 2018. Unamortized loan procurement costs of $0.2 million were written off in conjunction with the repayment.

Quarterly Dividend

On February 14, 2017, the Company declared a dividend of $0.27 per common share. The dividend was paid on April 17, 2017 to common shareholders of record on April 3, 2017.

2017 Financial Outlook

“With our April issuance of $100 million of senior unsecured notes through the re-opening of the previously issued 2023 and 2025 bonds and subsequent repayment of our $100 million term loan due in 2018, we now have no debt maturing until 2019,” commented Chief Financial Officer Tim Martin. “Additionally, we have extended our weighted average debt maturity to 6.2 years, and positioned our balance sheet to take advantage of external growth opportunities that meet our high-quality criteria.”

The Company is maintaining its previously issued estimates and underlying assumptions for 2017 guidance.  Fully diluted FFO per share, as adjusted, for 2017 is expected to be between $1.52 and $1.57. The Company’s estimates are based on the following key operating assumptions:

•	For 2017, a same-store pool consisting of 432 properties totaling 29.5 million square feet
•	Same-store net operating income (“NOI”) growth of 4.0% to 5.0% over 2016, driven by revenue growth of 3.75% to 4.75% and expense growth of 4.0% to 5.0%
•	General and administrative expenses of approximately $35.0 million to $36.0 million

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new stores opened in 2015 for a total investment of $65.1 million.
o	Five new stores opened in 2016 for a total investment of $133.4 million.

First Quarter 2017	Page 3

o

Two new wholly-owned development properties and two new joint venture development properties are expected to open in 2017 for a total investment of $159.2 million, of which one property opened in the first quarter for $9.7 million.

o	Four new stores are expected to be acquired at C/O in 2017 for a total investment of $61.1 million, of which one property was acquired at C/O subsequent to quarter end for $11.2 million.
o	Approximately $0.06 to $0.07 per share of dilution in 2017 related to development activity.

•	Impact of financing activity:
o

Funding 2017 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2017 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2017, the Company is targeting $25 million to $75 million of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above, and $0 to $50 million of dispositions.

2017 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.70	to	$0.75
Plus: real estate depreciation and amortization	0.82		0.82
FFO per diluted share, as adjusted	$1.52	to	$1.57

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending June 30, 2017 will be between $0.38 and $0.39, and that its fully diluted earnings per share for the period will be between $0.17 and $0.18.

2nd Quarter 2017 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.17	to	$0.18
Plus: real estate depreciation and amortization	0.21		0.21
FFO per diluted share, as adjusted	$0.38	to	$0.39

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, April 28, 2017 to discuss financial results for the three months ended March 31, 2017.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10104336.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through May 28, 2017.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10104336.

First Quarter 2017	Page 4

Supplemental operating and financial data as of March 31, 2017 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2017 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

First Quarter 2017	Page 5

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

First Quarter 2017	Page 6

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

First Quarter 2017	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Storage properties	$4,020,366	$3,998,180
Less: Accumulated depreciation	(693,146)	(671,364)
Storage properties, net (including VIE assets of $229,699 and $208,048, respectively)	3,327,220	3,326,816
Cash and cash equivalents	3,081	2,973
Restricted cash	6,556	7,893
Loan procurement costs, net of amortization	2,038	2,150
Investment in real estate ventures, at equity	95,936	98,682
Other assets, net	31,284	36,514
Total assets	$3,466,115	$3,475,028

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,039,423	$1,039,076
Revolving credit facility	53,000	43,300
Unsecured term loans, net	398,890	398,749
Mortgage loans and notes payable, net	107,647	114,618
Accounts payable, accrued expenses and other liabilities	104,200	93,764
Distributions payable	49,255	49,239
Deferred revenue	21,132	20,226
Security deposits	415	412
Total liabilities	1,773,962	1,759,384

Noncontrolling interests in the Operating Partnership	52,735	54,407

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 180,173,982 and 180,083,111 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,802	1,801
Additional paid-in capital	2,313,350	2,314,014
Accumulated other comprehensive loss	(1,023)	(1,850)
Accumulated deficit	(680,919)	(658,583)
Total CubeSmart shareholders’ equity	1,633,210	1,655,382
Noncontrolling interests in subsidiaries	6,208	5,855
Total equity	1,639,418	1,661,237
Total liabilities and equity	$3,466,115	$3,475,028

First Quarter 2017	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016

REVENUES
Rental income	$117,057	$104,997
Other property related income	12,983	11,763
Property management fee income	2,997	2,111
Total revenues	133,037	118,871
OPERATING EXPENSES
Property operating expenses	44,874	40,219
Depreciation and amortization	38,119	39,356
General and administrative	9,494	8,228
Acquisition related costs	159	2,342
Total operating expenses	92,646	90,145
OPERATING INCOME	40,391	28,726
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(13,599)	(12,084)
Loan procurement amortization expense	(706)	(605)
Equity in losses of real estate ventures	(772)	(512)
Other	(108)	330
Total other expense	(15,185)	(12,871)
NET INCOME	25,206	15,855
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(277)	(172)
Noncontrolling interest in subsidiaries	57	67
NET INCOME ATTRIBUTABLE TO THE COMPANY	24,986	15,750
Distribution to preferred shareholders	—	(1,502)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$24,986	$14,248

Basic earnings per share attributable to common shareholders	$0.14	$0.08
Diluted earnings per share attributable to common shareholders	$0.14	$0.08

Weighted-average basic shares outstanding	180,165	175,798
Weighted-average diluted shares outstanding	181,265	177,261

First Quarter 2017	Page 9

Same-Store Facility Results (432 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended
	March 31,		Percent
	2017	2016	Change

REVENUES
Rental income	$107,353	$101,849	5.4%
Other property related income	11,196	10,623	5.4%
Total revenues	118,549	112,472	5.4%

OPERATING EXPENSES
Property taxes	12,792	11,768	8.7%
Personnel expense	9,844	9,773	0.7%
Advertising	1,672	1,459	14.6%
Repair and maintenance	1,327	1,175	12.9%
Utilities	3,658	3,820	(4.2)%
Property insurance	714	939	(24.0)%
Other expenses	5,323	5,011	6.2%

Total operating expenses	35,330	33,945	4.1%

Net operating income (1)	$83,219	$78,527	6.0%

Gross margin	70.2%	69.8%

Period end occupancy (2)	92.7%	92.2%

Period average occupancy (3)	92.2%	91.8%

Total rentable square feet	29,504

Realized annual rent per occupied square foot (4)	$15.78	$15.05	4.9%

Scheduled annual rent per square foot (5)	$16.17	$16.04	0.8%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$83,219	$78,527
Non same-store net operating income (1)	6,257	1,772
Indirect property overhead (6)	(1,313)	(1,647)
Depreciation and amortization	(38,119)	(39,356)
General and administrative expense	(9,494)	(8,228)
Acquisition related costs	(159)	(2,342)

Operating Income	$40,391	$28,726

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at March  31 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

First Quarter 2017	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net income attributable to the Company's common shareholders	$24,986	$14,248

Add:
Real estate depreciation and amortization:
Real property	37,476	38,899
Company's share of unconsolidated real estate ventures	2,780	2,391
Noncontrolling interests in the Operating Partnership	277	172

FFO attributable to common shareholders and OP unitholders	$65,519	$55,710

Add:
Acquisition related costs (1)	159	2,478

FFO attributable to common shareholders and OP unitholders, as adjusted	$65,678	$58,188

Earnings per share attributable to common shareholders - basic	$0.14	$0.08
Earnings per share attributable to common shareholders - diluted	$0.14	$0.08
FFO per share and unit - fully diluted	$0.36	$0.31
FFO, as adjusted per share and unit - fully diluted	$0.36	$0.32

Weighted-average basic shares outstanding	180,165	175,798
Weighted-average diluted shares outstanding	181,265	177,261
Weighted-average diluted shares and units outstanding	183,297	179,421

Dividend per common share and unit	$0.27	$0.21
Payout ratio of FFO, as adjusted	75.0%	65.6%

(1)

Acquisition related costs for the three months ended March 31, 2016 include $0.1 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

First Quarter 2017	Page 11